Exhibit 99.1

ADTRAN to Acquire Nokia Siemens Networks

Fixed Line Broadband Access Business

Acquisition to Accelerate ADTRAN’s Global Growth Strategy

HUNTSVILLE, Ala. and ESPOO, Finland —(BUSINESS WIRE)—( December 12, 2011)—ADTRAN®, Inc., (NASDAQ:ADTN), a leading provider of next-generation networking solutions, announced today that it plans to acquire, through an asset sale and purchase agreement, the Nokia Siemens Networks fixed line Broadband Access business (BBA), and associated professional services and network management solutions. The planned acquisition would include the Broadband Access intellectual properties, technologies and the established customer base.

As part of this planned transaction, up to approximately 400 people, including engineering, R&D, sales and professional services employees, are expected to transfer to ADTRAN globally. The agreement also includes provisions which would allow ADTRAN solutions to be incorporated by Nokia Siemens Networks into its customer propositions, broadening ADTRAN’s business opportunities.

The planned transaction is expected to close by the end of April 2012 subject to the completion of a consultation process with certain employees and their representatives, finalization of transition services agreements and customary closing conditions. After close of the planned transaction ADTRAN expects the acquired business will be neutral to diluted earnings per share for the first full year and accretive thereafter.

“Nokia Siemens Networks’ long standing customer relationships, combined with ADTRAN’s long term focus and financial strength, make this a very favorable outcome for customers, employees and shareholders. With this planned acquisition, ADTRAN will combine its success with the strength of Nokia Siemens Networks’ Broadband Access business to deliver a full portfolio of solutions to meet customer needs on a global scale,” said ADTRAN CEO Tom Stanton. “Service providers around the world are seeing high bandwidth services as an integral component of their future opportunities. This strategic acquisition would position ADTRAN in key markets with an established customer base; complementary market-focused products; along with engineering, R&D, sales and professional services resources that will enable ADTRAN to take a significant step forward as one of the world’s leading communications solutions providers.”

“We believe that this planned divestment would provide our existing fixed broadband access customers with a continuous high-quality service from a company focused on their needs,” said Marc Rouanne, head of Mobile Broadband at Nokia Siemens Networks. “The planned sale is in line with our new strategy to increase our focus on the mobile broadband and services market.”

ADTRAN announced that a conference call will be held December 12, 2011 at 9:30 a.m. Central Time to discuss the planned transaction. This conference call will be web cast live through StreetEvents.com. To listen, simply visit the Investor Relations site at http://www.adtran.com or http://streetevents.com approximately 10 minutes prior to the start of the call and click on the conference call link provided.

An online replay of the conference call will be available for seven days at http://streetevents.com. In addition, an online replay of the conference call, as well as the text of this announcement, will be available on the Investor Relations site at http://www.adtran.com for at least 12 months following the call.

About Nokia Siemens Networks

Nokia Siemens Networks is a leading global enabler of telecommunications services. With its focus on innovation and sustainability, the company provides a complete portfolio of mobile, fixed and converged network technology, as well as professional services including consultancy and systems integration, deployment, maintenance and managed services. It is one of the largest telecommunications hardware, software and professional services companies in the world. Operating in 150 countries, its headquarters are in Espoo, Finland. www.nokiasiemensnetworks.com

Talk about Nokia Siemens Networks’ news at http://blogs.nokiasiemensnetworks.com and find out if your country is exploiting the full potential of connectivity at www.connectivityscorecard.org

About ADTRAN

ADTRAN, Inc. is a leading global provider of networking and communications equipment, with a portfolio of more than 1,700 solutions. ADTRAN’s products enable voice, data, video, and Internet communications across a variety of network infrastructures. ADTRAN solutions are currently in use by service providers, private enterprises, government organizations, and millions of individual users worldwide.

For more information, contact the company at 800 9ADTRAN (800 923-8726) or via email at info@adtran.com. On the Web, visit www.adtran.com.

Forward-looking statements

Certain statements in this release constitute forward-looking statements within the meaning of applicable securities laws. Forward-looking statements include, without limitation, statements as to the plans and terms of the transaction between Nokia Siemens Networks and ADTRAN (referred to below as the “transaction”); ADTRAN’s growth opportunities as a result of the proposed transaction; the potential benefits of such transaction to either Nokia Siemens Networks and ADTRAN (referred to below as the “parties”) and expectations regarding the future business relationship between the parties. Forward-looking statements are based on certain assumptions, including the parties’ beliefs regarding the industry and markets in which the parties operate; successful completion of the proposed transaction; expectations regarding potential synergies and prospects for the business if the transaction is closed and statements preceded by “believe,” “expect,” “anticipate,” “foresee,” “target,” “estimate,” “designed,” “plans,” “will” or similar expressions. The proposed transaction is subject to risks, including: the risks that the parties will not proceed with the transaction for any reason; that the ultimate terms of the transaction will differ from those that are currently contemplated; that if the transaction is completed, that expected synergies will not materialize, that unexpected costs will be incurred to integrate the business, or that end-customer demand will not meet expectations. In particular, the completion of the proposed transaction is subject to a number of terms and conditions, including, without limitation regulatory approvals and no occurrence of a material adverse effect. These approvals may not be obtained and/or the other conditions to the transaction may not be satisfied, in which case the proposed transaction could be modified, restructured or terminated. Other risks relating to Nokia Corporation including Nokia Siemens Networks are specified on pages 12-39 of Nokia’s annual report Form 20-F for the year ended December 31, 2010 under item 3D “Risk Factors”. Other risks relating to ADTRAN’s business and industry, and risks associated with acquisitions generally, can be found in the public documents filed by ADTRAN with U.S. securities regulatory authorities. Readers are cautioned not to place undue reliance on forward-looking statements. The risks referred to above, as well as others, could cause actual results and events to vary materially. The parties assume no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law.